Press Release For immediate release
Invesco Elects Phoebe A. Wood to Board of Directors Media Relations Contact: Bill Hensel 404-479-2886

Atlanta  –  December 28, 2009 –  Invesco Ltd. today announced that Phoebe A. Wood has been elected a member of the Board of Directors, effective January, 2010. Ms. Wood, 56, is currently a principal at CompaniesWood and most recently served as Vice Chairman and Chief Financial Officer of Brown-Forman Corporation.

“Phoebe Wood’s extensive financial experience and leadership qualities make her a valuable addition to Invesco’s Board,” said Rex Adams, chairman of the Board of Directors. “Phoebe is a highly respected and proven business leader whose numerous skills will greatly benefit our Board.”

With the addition of Ms. Wood, the Board will increase to ten members, eight of whom, including Ms. Wood, are independent. Ms. Wood will also join the Audit, Compensation and the Nomination and Corporate Governance Committees.

Prior to her tenure at Brown-Forman from 2001 to 2008, Ms. Wood was Vice President, Chief Financial Officer and a Director of Propel Corporation, a subsidiary of Motorola, from 2000-2001.   During her career at Atlantic Richfield Company (ARCO) from 1976-2000, Ms. Wood served in various capacities, the latest as Vice President of Finance, Planning and Control for ARCO Alaska.  Ms. Wood currently serves on the Board of Directors of Leggett & Platt and is a member of the Board of Trustees of Smith College, the University of Louisville and the American Printing House for the Blind. Ms. Wood received her AB degree cum laude from Smith College and earned an M.B.A. from the University of California Los Angeles.

Invesco is a leading independent global investment management company, dedicated to helping people worldwide build their financial security. By delivering the combined power of our distinctive worldwide investment management capabilities, Invesco provides a comprehensive array of enduring investment solutions for retail, institutional and high net worth clients around the world. Operating in 20 countries, the company is listed on the New York Stock Exchange under the symbol IVZ. Additional information is available at www.invesco.com.

Invesco Ltd.
Two Peachtree Pointe
1555 Peachtree Street, N.E.
Atlanta, GA 30309

Telephone: 404 479 1095